May 2015 Pricing Sheet dated May 29, 2015 relating to Preliminary Terms No. 390 dated May 28, 2015 Registration Statement No. 333-199966 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Enhanced Trigger Jump Securities Based on the Performance of the Common Stock of American Airlines Group Inc. due July 5, 2016
Principal at Risk Securities
PRICING TERMS — May 29, 2015
Issuer:		JPMorgan Chase & Co.
Underlying stock:		Common stock of American Airlines Group Inc.
Aggregate principal amount:		$8,060,000
Payment at maturity:		▪ If the final stock price is greater than or equal to the downside threshold, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:
$1,000 + upside payment
▪ If the final stock price is less than the downside threshold, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$1,000 × stock performance factor This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 28.50%, and possibly all, of your principal amount.
Upside payment:		$105.50 per security (10.55% of the stated principal amount)
Downside threshold:		$30.29455, which is 71.50% of the initial stock price
Stock performance factor:		final stock price / initial stock price
Initial stock price:		The closing price of one share of the underlying stock on the pricing date, which was $42.37
Final stock price:		The closing price of one share of the underlying stock on the valuation date
Stock adjustment factor:
The stock adjustment factor is referenced in determining the closing price of one share of the underlying stock and is set initially at 1.0 on the pricing date.  The stock adjustment factor is subject to adjustment in the event of certain corporate events affecting the underlying stock.

Stated principal amount:		$1,000 per security
Issue price:		$1,000 per security (see “Commissions and issue price” below)
Pricing date:		May 29, 2015
Original issue date (settlement date):		June 3, 2015
Valuation date:
June 29, 2016, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination  Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I

Maturity date:
July 5, 2016, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment  Date” in the accompanying product supplement no. 4a-I

CUSIP / ISIN:		48125UWB4 / US48125UWB42
Listing:		The securities will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to Issuer
Per security	$1,000.00	$17.50(2)	$977.50
$5.00(3)
Total	$8,060,000.00	$181,350.00	$7,878,650.00
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $17.50 per $1,000 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $10 stated principal amount security
The estimated value of the securities on the pricing date as determined by JPMS was $957.00 per $1,000 stated principal amount security.  See “Additional Information about the Securities — JPMS’s estimated value of the securities” in the accompanying preliminary terms for additional information.
The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering, related product supplement no. 4a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Securities” in the accompanying preliminary terms.
Preliminary terms no. 390 dated May 28, 2015: https://www.sec.gov/Archives/edgar/data/19617/000114036115022070/formfwp.htm
Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.